Explanatory Note

The offering of these Senior Floating Rate Notes due 2025 was made with free writing prospectuses containing two different cover pages, each of which is included in this filing.  The only difference between the two cover pages is the inclusion of the issuer’s credit rating on one and the absence thereof on the other.

May 2010 Preliminary Terms No. 378 Registration Statement No. 333-156423 Dated April 30, 2010 Filed pursuant to Rule 433
I N T E R E S T   R A T E   S T R U C T U R E D   P R O D U C T S

Senior Floating Rate Notes due 2025
Range Accrual Notes Linked both to U.S. Consumer Price Index and S&P 500® Index
As further described below, interest will accrue on the notes (i) in Year 1: at a rate of 8.00% per annum and (ii) in Years 2 to maturity: at a variable rate per annum equal to the year-over-year changes in the U.S. Consumer Price Index (“CPI”) plus a spread of 3.75%, for each day on which the closing value of the S&P 500® Index is at or above 850. The notes provide the opportunity to receive an above-market interest rate in exchange for the risk that, in Years 2 to maturity, the notes accrue (i) a low rate of interest or no interest if inflation, as measured by CPI, is negative or low and (ii) no interest for any day on which the closing value of the S&P 500® Index is less than 850, regardless of the level of the CPI.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley	Issuer ratings:	Moody’s: A2 (negative outlook) / S&P: A (negative outlook)*
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	May , 2010
Original issue date:	May 18, 2010 ( business days after the pricing date)
Maturity date:	May 18, 2025
Interest accrual date:	May 18, 2010
Principal protection:	100%
Interest:
Original issue date to but excluding May 18, 2011: 8.00% per annum
May 18, 2011 to but excluding the maturity date (the “floating interest rate period”):
For each interest payment period, a variable rate per annum equal to:
(x) CPI reference rate plus the spread times (y) N/ACT; where
“N” = the total number of calendar days in the applicable interest payment period on which the index closing value is greater than or equal to the index reference level (each such day, an “accrual day”); and
“ACT” = the total number of calendar days in the applicable interest payment period.
If on any calendar day in the floating interest rate period the index closing value is less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day.
The CPI reference rate applicable to an interest payment period will be determined on the first day of such interest payment period, whether or not such day is a business day (each, an “interest determination date”).

Spread:	3.75%
Interest payment period:	Monthly
Interest payment period end dates:	Unadjusted
Interest payment dates:
The 18th day of each month, beginning June 18, 2010; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest reset dates:	The 18th day of each month, beginning May 18, 2011, whether or not such day is a business day.
Day-count convention:	Actual/Actual
Maximum interest rate:	None
Minimum interest rate:	0.00%
CPI reference rate:
(CPIt – CPIt-12) / CPIt-12, where
CPIt = CPI for the applicable reference month, as published on Bloomberg screen CPURNSA;
CPIt-12 = CPI for the twelfth month prior to the applicable reference month, as published on Bloomberg screen CPURNSA; and
Reference month = the third calendar month prior to the month of the related interest reset date.
Please see “Additional Provisions—CPI Reference Rate—How is the CPI Reference Rate Calculated?” on page 2 below.

Index:	The S&P 500® Index
Index closing value:	The closing value of the index. Please see “Additional Provisions—The S&P 500® Index” on page 3 below.
Index reference level:	850
Index cutoff:
Floating interest rate period: The index closing value for any day from and including the third trading day prior to the related interest payment date for any interest payment period shall be the index closing value on such third trading day prior to such interest payment date.

Specified currency:	U.S. dollars
CUSIP / ISIN:	61745EF63 / US61745EF635
Book-entry or certificated note:	Book-entry
Business day:	New York
Redemption:	None
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services Inc.	Trustee: The Bank of New York Mellon
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to Issuer
Per Note	100%	%	%
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of       % for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

* Both ratings listed above have been assigned to the issuer and reflect each rating agency's views of the likelihood that we will honor our obligation to pay the principal amount at maturity and the interest, if any, payable under the terms of the notes and do not address the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The ratings assigned by the rating agencies reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold the notes and are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated December 23, 2008                      Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at .www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

May 2010 Preliminary Terms No. 378 Registration Statement No. 333-156423 Dated April 30, 2010 Filed pursuant to Rule 433
I N T E R E S T   R A T E   S T R U C T U R E D   P R O D U C T S

Senior Floating Rate Notes due 2025
Range Accrual Notes Linked both to U.S. Consumer Price Index and S&P 500® Index
As further described below, interest will accrue on the notes (i) in Year 1: at a rate of 8.00% per annum and (ii) in Years 2 to maturity: at a variable rate per annum equal to the year-over-year changes in the U.S. Consumer Price Index (“CPI”) plus a spread of 3.75%, for each day on which the closing value of the S&P 500® Index is at or above 850. The notes provide the opportunity to receive an above-market interest rate in exchange for the risk that, in Years 2 to maturity, the notes accrue (i) a low rate of interest or no interest if inflation, as measured by CPI, is negative or low and (ii) no interest for any day on which the closing value of the S&P 500® Index is less than 850, regardless of the level of the CPI.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	May , 2010
Original issue date:	May 18, 2010 ( business days after the pricing date)
Maturity date:	May 18, 2025
Interest accrual date:	May 18, 2010
Principal protection:	100%
Interest:
Original issue date to but excluding May 18, 2011: 8.00% per annum
May 18, 2011 to but excluding the maturity date (the “floating interest rate period”):
For each interest payment period, a variable rate per annum equal to:
(x) CPI reference rate plus the spread times (y) N/ACT; where
“N” = the total number of calendar days in the applicable interest payment period on which the index closing value is greater than or equal to the index reference level (each such day, an “accrual day”); and
“ACT” = the total number of calendar days in the applicable interest payment period.
If on any calendar day in the floating interest rate period the index closing value is less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day.
The CPI reference rate applicable to an interest payment period will be determined on the first day of such interest payment period, whether or not such day is a business day (each, an “interest determination date”).

Spread:	3.75%
Interest payment period:	Monthly
Interest payment period end dates:	Unadjusted
Interest payment dates:
The 18th day of each month, beginning June 18, 2010; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest reset dates:	The 18th day of each month, beginning May 18, 2011, whether or not such day is a business day.
Day-count convention:	Actual/Actual
Maximum interest rate:	None
Minimum interest rate:	0.00%
CPI reference rate:
(CPIt – CPIt-12) / CPIt-12, where
CPIt = CPI for the applicable reference month, as published on Bloomberg screen CPURNSA;
CPIt-12 = CPI for the twelfth month prior to the applicable reference month, as published on Bloomberg screen CPURNSA; and
Reference month = the third calendar month prior to the month of the related interest reset date.
Please see “Additional Provisions—CPI Reference Rate—How is the CPI Reference Rate Calculated?” on page 2 below.

Index:	The S&P 500® Index
Index closing value:	The closing value of the index. Please see “Additional Provisions—The S&P 500® Index” on page 3 below.
Index reference level:	850
Index cutoff:
Floating interest rate period: The index closing value for any day from and including the third trading day prior to the related interest payment date for any interest payment period shall be the index closing value on such third trading day prior to such interest payment date.

Specified currency:	U.S. dollars
CUSIP / ISIN:	61745EF63 / US61745EF635
Book-entry or certificated note:	Book-entry
Business day:	New York
Redemption:	None
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services Inc.	Trustee: The Bank of New York Mellon
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to Issuer
Per Note	100%	%	%
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of       % for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated December 23, 2008                      Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at .www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Senior Floating Rate Notes due 2025
Range Accrual Notes Linked both to U.S. Consumer Price Index and S&P 500® Index

The Notes

The notes offered are debt securities of Morgan Stanley. Interest on the notes during the floating interest rate period will accrue at a rate equal to the year-over-year changes in the CPI Reference Rate plus 3.75%, as determined on the applicable interest determination date, for each day on which the closing value of the S&P 500® Index is greater than or equal to 850. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

The stated principal amount and issue price of each note is $1,000. The issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. This cost of hedging could be significant due to the term of the notes and the tailored exposure provided by the notes. The secondary market price, if any, at which MS & Co. is willing to purchase the notes, is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price. In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction. See “Risk Factors—Market Risk—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.”

Additional Provisions

The CPI Reference Rate

What is the Consumer Price Index?

The CPI for purposes of the notes is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, reported monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (“BLS”) and published on Bloomberg screen CPURNSA or any successor service.  The CPI for a particular month is published during the following month.

The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors’ and dentists’ services and drugs. In calculating the index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for these notes is the 1982-1984 average.

How is the CPI Reference Rate Calculated?

The CPI reference rate for the notes for each interest payment period during the floating interest rate period will be the rate determined as of the applicable interest determination date pursuant to the following formula:
CPI reference rate	=	CPIt - CPIt-12
CPIt-12
where:

CPIt = CPI for the applicable reference month, as published on Bloomberg screen CPURNSA;

CPIt-12 = CPI for the twelfth month prior to the applicable reference month, as published on Bloomberg screen CPURNSA.

CPIt for any interest reset date is the CPI for the third calendar month, which we refer to as the “reference month,” prior to the month of such interest reset date as published and reported in the second calendar month prior to such interest reset date.  For example, for the interest payment period from and including May 18, 2011 to but excluding June 18, 2011, CPIt will be the CPI for February 2011 (the reference month), and CPIt-12 will be the CPI for February 2010 (which is the CPI for the twelfth month prior to the reference month).  The CPI for February 2011 will be reported by the BLS and published on Bloomberg screen CPURNSA in March 2011, and the CPI for February 2010 was reported and published in March 2010.

For more information regarding the calculation of interest rates on the notes, including historical CPI levels and hypothetical interest rates, see “Historical Information and Hypothetical CPI Reference Rate Calculations.”

For more information regarding the CPI reference rate fallback provisions, see “Annex A—The CPI Reference Rate—Fallback Provisions” herein.

May 2010	Page 2

Senior Floating Rate Notes due 2025
Range Accrual Notes Linked both to U.S. Consumer Price Index and S&P 500® Index

The S&P 500® Index

The S&P 500® Index (the “index” or the “S&P 500 Index”), which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P” or the “index publisher”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. The index is described under “Annex A—The S&P 500® Index” herein.

Index Closing Value

The index closing value on any calendar day during the floating interest rate period (each, an “index determination date”) will equal the official closing value of the index as published by the index publisher or its successor, or in the case of any successor index, the official closing value for any such successor index as published by the index publisher or its successor, at the regular weekday close of trading on that calendar day, as determined by the calculation agent; provided that the index closing value for any day from and including the third trading day prior to the related interest payment date for any interest payment period shall be the index closing value in effect on such third trading day prior to such interest payment date; provided further that if a market disruption event with respect to the index occurs on any index determination date or if any such index determination date is not an index business day, the closing value of the index for such index determination date will be the closing value of the index on the immediately preceding index business day on which no market disruption event has occurred. In certain circumstances, the index closing value shall be based on the alternate calculation of the index described under “Discontinuance of the S&P 500 Index; Alteration of Method of Calculation.”

“Index business day” means a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

“Trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

“Relevant exchange” means the primary exchange(s) or market(s) of trading for (i) any security then included in the index, or any successor index, and (ii) any futures or options contracts related to the index or to any security then included in the index.

For more information regarding market disruption events with respect to the index, discontinuance of the index and alteration of the method of calculation, see “Annex A—The S&P 500® Index—Market Disruption Event” and “—Discontinuance of the S&P 500 Index; Alteration of Method of Calculation” herein.

May 2010	Page 3

Senior Floating Rate Notes due 2025
Range Accrual Notes Linked both to U.S. Consumer Price Index and S&P 500® Index

Hypothetical Examples

The table below presents examples of the hypothetical monthly interest rate that would accrue on the notes during the floating interest rate period based both on the level of the CPI reference rate plus 3.75% on the applicable interest determination date and on the total number of calendar days in a monthly interest payment period on which the index closing value is greater than or equal to the index reference level. The table assumes that the interest payment period contains 30 calendar days.

The example below is for purposes of illustration only and would provide different results if different assumptions were made. The actual monthly interest rate and payments will depend on the actual level of the CPI reference rate on each interest determination date and the actual number of calendar days in each interest payment period on which the index closing value is greater than the index reference level. The applicable interest rate for each monthly interest payment period will be determined on a per-annum basis but will apply only to that interest payment period.

CPI Reference Rate	CPI Reference Rate + 3.75%	Hypothetical Interest Rate
		Number of Accrual Days
		0	5	10	15	20	25	30
-4.00%	-0.25%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-3.75%	0.00%	0.00%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-3.25%	0.50%	0.00%	0.0833%	0.1667%	0.2500%	0.3333%	0.4167%	0.5000%
-2.75%	1.00%	0.00%	0.1667%	0.3333%	0.5000%	0.6667%	0.8333%	1.0000%
-2.25%	1.50%	0.00%	0.2500%	0.5000%	0.7500%	1.0000%	1.2500%	1.5000%
-1.75%	2.00%	0.00%	0.3333%	0.6667%	1.0000%	1.3333%	1.6667%	2.0000%
-1.25%	2.50%	0.00%	0.4167%	0.8333%	1.2500%	1.6667%	2.0833%	2.5000%
-0.75%	3.00%	0.00%	0.5000%	1.0000%	1.5000%	2.0000%	2.5000%	3.0000%
-0.25%	3.50%	0.00%	0.5833%	1.1667%	1.7500%	2.3333%	2.9167%	3.5000%
0.25%	4.00%	0.00%	0.6667%	1.3333%	2.0000%	2.6667%	3.3333%	4.0000%
0.75%	4.50%	0.00%	0.7500%	1.5000%	2.2500%	3.0000%	3.7500%	4.5000%
1.25%	5.00%	0.00%	0.8333%	1.6667%	2.5000%	3.3333%	4.1667%	5.0000%
1.75%	5.50%	0.00%	0.9167%	1.8333%	2.7500%	3.6667%	4.5833%	5.5000%
2.25%	6.00%	0.00%	1.0000%	2.0000%	3.0000%	4.0000%	5.0000%	6.0000%
2.75%	6.50%	0.00%	1.0833%	2.1667%	3.2500%	4.3333%	5.4167%	6.5000%
3.25%	7.00%	0.00%	1.1667%	2.3333%	3.5000%	4.6667%	5.8333%	7.0000%
3.75%	7.50%	0.00%	1.2500%	2.5000%	3.7500%	5.0000%	6.2500%	7.5000%
4.25%	8.00%	0.00%	1.3333%	2.6667%	4.0000%	5.3333%	6.6667%	8.0000%
4.75%	8.50%	0.00%	1.4167%	2.8333%	4.2500%	5.6667%	7.0833%	8.5000%
5.25%	9.00%	0.00%	1.5000%	3.0000%	4.5000%	6.0000%	7.5000%	9.0000%
5.75%	9.50%	0.00%	1.5833%	3.1667%	4.7500%	6.3333%	7.9167%	9.5000%

May 2010	Page 4

Senior Floating Rate Notes due 2025
Range Accrual Notes Linked both to U.S. Consumer Price Index and S&P 500® Index

Historical Information and Hypothetical CPI Reference Rate Calculations

The CPI Reference Rate

Provided below are historical levels of the CPI as reported by the BLS for the period from October 2000 to March 2010.  Also provided below are the hypothetical CPI reference rates that would have resulted from the historical levels of the CPI presented below, plus a spread of 3.75%, for the period from January 2002 to June 2010.  We obtained the historical information included below from Bloomberg Financial Markets, without independent verification.

The historical levels of the CPI should not be taken as an indication of future levels of the CPI, and no assurance can be given as to the level of the CPI for any reference month following the initial interest reset date on May 18, 2011.  The hypothetical CPI reference rates plus the spread that follow are intended to illustrate the effect of general trends in the CPI on the amount of interest that could be payable to you on the notes, but do not reflect the actual return the notes would have had during the periods presented because they do not take into account the levels of the index during such periods.  However, the CPI may not increase or decrease over the term of the notes in accordance with any of the trends depicted by the historical information in the table below, and the size and frequency of any fluctuations in the CPI level over the term of the notes, which we refer to as the volatility of the CPI, may be significantly different than the historical volatility of the CPI indicated in the table.  As a result, the hypothetical CPI reference rates plus the spread depicted in the table below should not be taken as an indication of the actual interest rates that will be paid on the interest payment dates over the term of the notes.

Historical Levels of CPI

Month	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010
January		175.100	177.100	181.700	185.200	190.700	198.300	202.416	211.080	211.143	216.687
February		175.800	177.800	183.100	186.200	191.800	198.700	203.499	211.693	212.193	216.741
March		176.200	178.800	184.200	187.400	193.300	199.800	205.352	213.528	212.709	217.631
April		176.900	179.800	183.800	188.000	194.600	201.500	206.686	214.823	213.240
May		177.700	179.800	183.500	189.100	194.400	202.500	207.949	216.632	213.856
June		178.000	179.900	183.700	189.700	194.500	202.900	208.352	218.815	215.693
July		177.500	180.100	183.900	189.400	195.400	203.500	208.299	219.964	215.351
August		177.500	180.700	184.600	189.500	196.400	203.900	207.917	219.086	215.834
September		178.300	181.000	185.200	189.900	198.800	202.900	208.490	218.783	215.969
October	174.000	177.700	181.300	185.000	190.900	199.200	201.800	208.936	216.573	216.177
November	174.100	177.400	181.300	184.500	191.000	197.600	201.500	210.177	212.425	216.330
December	174.000	176.700	180.900	184.300	190.300	196.800	201.800	210.036	210.228	215.949

Hypothetical CPI Reference Rate Based on Historical Levels of CPI Plus 3.75% Spread

Month	2002	2003	2004	2005	2006	2007	2008	2009	2010
January	5.88%	5.78%	5.79%	6.94%	8.10%	5.06%	7.29%	7.41%	3.57%
February	5.65%	5.95%	5.52%	7.27%	7.21%	5.72%	8.06%	4.82%	5.59%
March	5.30%	6.13%	5.63%	7.01%	7.17%	6.29%	7.83%	3.84%	6.47%
April	4.89%	6.35%	5.68%	6.72%	7.74%	5.83%	8.03%	3.78%	6.38%
May	4.89%	6.73%	5.44%	6.76%	7.35%	6.17%	7.78%	3.99%	5.89%
June	5.23%	6.77%	5.49%	6.90%	7.11%	6.53%	7.73%	3.37%	6.06%
July	5.39%	5.97%	6.04%	7.26%	7.30%	6.32%	7.69%	3.01%
August	4.93%	5.81%	6.80%	6.55%	7.92%	6.44%	7.93%	2.47%
September	4.82%	5.86%	7.02%	6.28%	8.07%	6.44%	8.77%	2.32%
October	5.21%	5.86%	6.74%	6.92%	7.90%	6.11%	9.35%	1.65%
November	5.55%	5.91%	6.40%	7.39%	7.57%	5.72%	9.12%	2.27%
December	5.26%	6.07%	6.29%	8.44%	5.81%	6.51%	8.69%	2.46%

Based upon the most recently available data set forth above, the hypothetical CPI reference rate plus the spread for the notes for an interest payment period beginning in June 2010 would be 6.06% per annum. This is calculated by inserting the following CPI levels into the CPI reference rate formula described above under “Additional Provisions—The CPI Reference Rate—How is the CPI Reference Rate Calculated?” and adding the 3.75% spread:

CPIt	=	217.631, which is equal to the CPI level for March 2010, which is the third calendar month prior to the interest reset date of June 18, 2010, and would be the reference month; and

CPIt-12	=	212.709, which is equal to the CPI level for March 2009, the twelfth calendar month prior to the reference month for the interest reset date of June 18, 2010

Interest Rate = [(217.631 – 212.709) / 212.709] + 3.75% = 6.06%

May 2010	Page 5

Senior Floating Rate Notes due 2025
Range Accrual Notes Linked both to U.S. Consumer Price Index and S&P 500® Index

The S&P 500® Index

The following table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, for each quarter in the period from January 1, 2005 through April 26, 2010.  The graph following the table sets forth the daily index closing values for the period from January 1, 1995 through April 26, 2010.  The index closing value on April 26, 2010 was 1,212.05.  The historical index closing values should not be taken as an indication of future performance, and  we cannot give you any assurance that the index closing value will be higher than the index reference level on any calendar day during the floating interest rate period.  The graph below does not reflect the return the notes would have had during the periods presented because it does not take into account the level of the CPI reference rate or the spread.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

S&P 500® Index	High	Low	Period End
2005
First Quarter	1,226.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.26	1,264.78	1,294.83
Second Quarter	1,326.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.26
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,150.23	1,056.74	1,169.43
Second Quarter (through April 26, 2010)	1,217.28	1,178.10	1,212.05

* The bold line in the graph indicates the index reference level of 850.

May 2010	Page 6

Senior Floating Rate Notes due 2025
Range Accrual Notes Linked both to U.S. Consumer Price Index and S&P 500® Index

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the CPI reference rate and the index and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.  Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of their particular circumstances.

Yield Risk

▪
The amount of interest payable on the notes is uncertain and could be 0.00%. During the floating interest rate period, the amount of interest payable on the notes in any interest payment period will be dependent on the level of the CPI reference rate on the applicable interest determination date and the number of calendar days, if any, on which the index closing value is at or above 850 during such interest payment period.  If the index closing value is less than 850 on any calendar day during the floating interest rate period, no interest will accrue on the notes for that day.  As a result, the effective yield on the notes may be less than what would be payable on conventional, fixed-rate notes of the issuer of comparable maturity.  The interest payments on the notes and return of only the principal amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The index closing value for any day from and including the third trading day prior to the interest payment date of an interest payment period during the floating interest rate period will be the index closing value for such third day. Because the index closing value for any day from and including the third trading day prior to the interest payment date of an interest payment period during the floating interest rate period will be the index closing value for such third trading day, if the index closing value on that trading day is less than the index reference level, you will not receive any interest in respect of any days on or after that third trading day to but excluding the related interest payment date even if the index closing value as actually calculated on any of those days were to be greater than the index reference level.

▪
The historical performance and volatility of the CPI reference rate and the index are not an indication of future performance. The historical performance and volatility, or frequency and magnitude of changes in the levels, of the CPI reference rate and the index should not be taken as an indication of future performance or volatility during the term of the notes.  Changes in the levels or volatility of the CPI reference rate and the index will affect the trading price of the notes, but it is impossible to predict whether such levels or volatility will rise or fall.  The CPI reference rate and the index may be, and have recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information and Hypothetical CPI Reference Rate Calculations” beginning on page 5.

▪
The interest rate on the notes may not reflect the actual levels of inflation affecting holders of the notes and, due to the fact that the notes also link to the S&P 500 Index, holders may not receive any interest even during times of moderate or high inflation.  The CPI is just one measure of inflation and may not reflect the actual levels of inflation affecting holders of the notes.  Accordingly, an investment in the notes may not fully offset any inflation actually experienced by investors in the notes.  In addition, the notes will not pay any interest during the floating rate period for any calendar day on which the index closing value for the S&P 500 Index is less than 850, regardless of the level of the CPI reference index.  As a result, the notes will not offset at all any inflation experienced by investors in the notes if the S&P 500 Index has declined below 850.

▪
Your interest rate is based upon the CPI.  The CPI itself and the way the BLS calculates the CPI may change in the future.  There can be no assurance that the BLS will not change the method by which it calculates the CPI. In addition, changes in the way the CPI is calculated could reduce the level of the CPI and lower the interest payment with respect to the notes. Accordingly, the amount of interest, if any, payable on the notes following the initial interest reset date, and therefore the value of the notes, may be significantly reduced. If the CPI is substantially altered, a substitute index may be employed to calculate the interest payable on the notes, as described above, and that substitution may adversely affect the value of the notes.

May 2010	Page 7

Senior Floating Rate Notes due 2025
Range Accrual Notes Linked both to U.S. Consumer Price Index and S&P 500® Index

Issuer Risk

▪
Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore investors are subject to our credit risk.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

Index Specific Risk Factors

▪
Adjustments to the S&P 500 Index could adversely affect the value of the notes.  The publisher of the S&P 500 Index can add, delete or substitute the stocks underlying the S&P 500 Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the S&P 500 Index. Any of these actions could adversely affect the value of the notes.  The publisher of the S&P 500 Index may discontinue or suspend calculation or publication of the S&P 500 Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  The calculation agent could have an economic interest that is different than that of investors in the notes insofar as, for example, the calculation agent is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index, on any day on which the index closing value is to be determined, the index closing value for such day will be based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the S&P 500 Index.

▪
You have no shareholder rights. As an investor in the notes, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the S&P 500 Index.

▪
Investing in the notes is not equivalent to investing in the S&P 500 Index or the stocks underlying the S&P 500 Index.  Investing in the notes is not equivalent to investing in the S&P 500 Index or its component stocks.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the index.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the index or its component stocks), including trading in the stocks underlying the index as well as in other instruments related to the index.  Some of our subsidiaries also trade in the stocks underlying the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day the notes are priced for initial sale to the public could potentially decrease the index closing value, thus increasing the risk that the index closing value will be less than the index reference level on any index determination date during the term of the notes.

Market Risk

▪
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.  Some of these factors include, but are not limited to: (i) changes in the level of the CPI reference rate, (ii) changes in the index closing value, (iii) volatility of CPI reference rate, (iv) volatility of the index, (v) changes in interest and yield rates, (vi) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying the index, or equity markets generally, and that may affect the index, (vii) any actual or anticipated changes in our credit ratings or credit spreads, and (viii) time remaining to maturity.  Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence.  This can lead to significant adverse changes in the market price of securities like the notes. Primarily, if the index closing value is less than the index reference level during the floating interest rate period, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you sell your notes at such time.

May 2010	Page 8

Senior Floating Rate Notes due 2025
Range Accrual Notes Linked both to U.S. Consumer Price Index and S&P 500® Index

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Due to the term of the notes and the tailored exposure provided by the notes, the cost of entering into and unwinding the hedging transactions is expected to be significant. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Liquidity Risk

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Conflicts of Interest

▪
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes.  They also expect to hedge the issuer’s obligations under the notes.   The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interests rates generally or the CPI reference rate specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  Any of these determinations made by the calculation agent may adversely affect the payout to investors.  Determinations made by the calculation agent, including with respect to the CPI reference rate, the index closing value, the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index, may adversely affect the payout to you on the notes.  See “Additional Provisions—The S&P 500® Index—Market Disruption Event” and “—Discontinuance of the S&P 500 Index; Alteration of Method of Calculation.”

May 2010	Page 9

Senior Floating Rate Notes due 2025
Range Accrual Notes Linked both to U.S. Consumer Price Index and S&P 500® Index

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on May 18, 2010, which will be the                                 scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of       % for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Tax Considerations

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on April 28, 2010, the “comparable yield” would be a rate of 6.23% per annum, compounded monthly; however, the comparable yield for the notes will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.

The comparable yield and the projected payment schedule for the notes will be provided in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

May 2010	Page 10

Senior Floating Rate Notes due 2025
Range Accrual Notes Linked both to U.S. Consumer Price Index and S&P 500® Index

Annex A

The S&P 500® Index

The S&P 500® Index was developed by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., which we refer to as S&P, and is calculated, maintained and published by S&P.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any S&P 500 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock.  The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500® Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500 Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).  An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.  The actual total Market Value of the S&P 500 Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500 Component Stocks by a number called the “S&P 500 Index Divisor.”  By itself, the S&P 500 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index.  The S&P 500 Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“S&P 500 Index Maintenance”).

S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require a S&P 500 Index Divisor adjustment.  By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant.  This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  All S&P 500 Index Divisor adjustments are made after the close of trading and after the calculation of the index closing value of the S&P 500® Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require S&P 500 Index Divisor adjustments.

The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not a S&P 500 Index Divisor adjustment is required:

May 2010	Page 11

Senior Floating Rate Notes due 2025
Range Accrual Notes Linked both to U.S. Consumer Price Index and S&P 500® Index

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes

Price of Rights Right Ratio

Spin-Off	Price of parent company minus	Yes

Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the Market Value of the S&P 500 Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new S&P 500 Index Divisor (“New S&P 500 Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 500 Divisor

New S&P 500 Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with securities, including the notes.

May 2010	Page 12

Senior Floating Rate Notes due 2025
Range Accrual Notes Linked both to U.S. Consumer Price Index and S&P 500® Index

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth herein:

The notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to us or the notes.  S&P has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

Market Disruption Event

Market disruption event means, with respect to the index, the occurrence or existence of any of the following events, as determined by the calculation agent in its sole discretion: (i)(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the index (or the successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange; or (b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the index (or the successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or (c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the index (or the successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and (ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of the issuer or any of its affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the index shall be based on a comparison of (x) the portion of the value of the index attributable to that security relative to (y) the overall value of the index, in each case immediately before that suspension or limitation. For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading shall not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund shall not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange traded funds on the index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds shall constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the index are traded shall not include any time when such securities market is itself closed for trading under ordinary circumstances.

May 2010	Page 13

Senior Floating Rate Notes due 2025
Range Accrual Notes Linked both to U.S. Consumer Price Index and S&P 500® Index

Discontinuance of the S&P 500 Index; Alteration of Method of Calculation

If S&P discontinues publication of the index and S&P or another entity (including the agent) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “successor index”), then any subsequent index closing value shall be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined.

If the publication of the index is discontinued and such discontinuance is continuing at any time when the index closing value is to be determined and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value at such time in accordance with the formula for calculating the index last in effect prior to such discontinuance, without rebalancing or substitution, using the price at such time (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the price that would have prevailed but for such suspension or limitation) of each security most recently comprising the index on the relevant exchange.

Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of the notes.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to the issuer and to The Depository Trust Company ("DTC"), as holder of the notes, within three trading days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the notes, as applicable, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If at any time the method of calculating the index or a successor index, or the value thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that such index does not, in the sole opinion of the calculation agent, fairly represent the value of the index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at any time at which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the index or a successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will determine the index closing value, as adjusted. Accordingly, if the method of calculating the index or a successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the index or such successor index as if it had not been modified (i.e., as if such split had not occurred).

The CPI Reference Rate

Fallback Provisions

If by 3:00 PM on any interest determination date the CPI is not published on Bloomberg screen CPURNSA for any relevant month, but has otherwise been published by the BLS, Morgan Stanley Capital Services Inc., in its capacity as the calculation agent, will determine the CPI as reported by the BLS for such month using such other source as on its face, after consultation with us, appears to accurately set forth the CPI as reported by the BLS.

In calculating CPIt and CPIt-12 , the calculation agent will use the most recently available value of the CPI determined as described above on the applicable interest determination date, even if such value has been adjusted from a prior reported value for the relevant month. However, if a value of CPIt and CPIt-12 used by the calculation agent on any interest reset date to determine the interest rate on the notes (an “initial CPI”) is subsequently revised by the BLS, the calculation agent will continue to use the initial CPI, and the interest rate determined on such interest determination date will not be revised.

If the CPI is rebased to a different year or period and the 1982-1984 CPI is no longer used, the base reference period for the notes will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

If, while the notes are outstanding, the CPI is discontinued or substantially altered, as determined by the calculation agent in its sole discretion, the calculation agent will determine the interest rate on the notes by reference to the applicable substitute index that is chosen by the Secretary of the Treasury for the Department of The Treasury’s Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997) or, if no such securities are outstanding, the substitute index will be determined by the calculation agent in accordance with general market practice at the time; provided that the procedure for determining the resulting interest rate is administratively acceptable to the calculation agent.

May 2010	Page 14

Senior Floating Rate Notes due 2025
Range Accrual Notes Linked both to U.S. Consumer Price Index and S&P 500® Index

All values used in the interest rate formula for the notes and all percentages resulting from any calculation of interest will be rounded to the nearest one hundred-thousandth of a percentage point, with .000005% rounded up to .00001%. All dollar amounts used in or resulting from such calculation on the notes will be rounded to the nearest third decimal place, with .0005 rounded up to .001.

May 2010	Page 15